                                                                      Exhibit 11

                                 LOGICON, INC.

                       COMPUTATION OF EARNINGS PER SHARE



Earnings per share of common stock including common stock equivalents, have been computed based on the following weighted average number of shares:

                                        For the Year Ended March 31
                                      --------------------------------
                                        1995        1994       1993
                                        ----        ----       ----
Average number of shares
outstanding during the year           6,836,000   7,178,000  7,260,000


Net additional shares issuable
in connection with dilutive
stock options based upon use
of the treasury stock method
based on average market prices          266,000     324,000    306,000
                                      ---------   ---------  ---------

Average number of common shares,
including common stock equivalents    7,102,000   7,502,000  7,566,000
                                      =========   =========  =========


Earnings per share of common stock fully diluted are omitted because there is less than 3 percent dilution in any year.